Exhibit 107.1

Calculation of Filing Fee Table

SF-3

(Form Type)

American Express Receivables Financing Corporation III LLC (Depositor)

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset-Backed Securities	Asset-Backed Certificates	457(s)(1)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts(1)							(2)

	Total Fees Previously Paid							(2)

	Total Fee Offsets							(2)

	Net Fee Due							(2)

(1) The registrant is registering an unspecified amount of securities as may from time to time be offered at unspecified prices and is deferring payment of all of the registration fees for such securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933, as amended (the “Securities Act”).

(2) An aggregate registration fee of $535,850.00 has been previously paid in connection with the preliminary prospectuses filed by the depositor pursuant to Rule 424(h), which filings form a part of the previously filed registration statement on Form SF-3 (File Nos. 333-263871 and 333-263871-01) which became effective on August 2, 2022 (as amended, the “Prior Registration Statement”), corresponding, in the aggregate, to $3,500,000,000.00 of Asset-Backed Securities that remain unsold following the completion of the offerings related to such filings at the current fee rate of $153.10 per million. Such previously paid registration fees will be used to offset the registration fees for any securities as may be offered from time to time, in accordance with Rule 457(p) of the Securities Act. The amount of such previously paid registration fees available for offset may be reduced if any portion of such fees is used to offset the registration fees for securities offered and sold from the Prior Registration Statement during the Rule 415(a)(5) grace period prior to effectiveness of this registration statement.